EXHIBIT 99

30DC'S MAGCAST DIGITAL PUBLISHING PLATFORM LAUNCHES 250TH MAGAZINE ON APPLE NEWSSTAND


New York, NY, February 8, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that it has recently added to its impressively growing list of MagCast-delivered magazines. The company is pleased to advise the market that the 250th unique magazine title has now launched on Apple Newsstand using the MagCast digital publishing platform.

MagCast was formally launched in June of last year, as a cloud-based service that creates an application ("App") for customers to publish a digital magazine on Apple Corporation's online marketplace Apple Newsstand. The service includes executive training manuals and tools on everything that is needed to start a magazine from scratch, niche content creation strategies, and complete instructions on how to publish on Newsstand. Since MagCast was launched midway through 2012 the platform has experienced continuous growth in its user base which has continued into 2013.

Today's announcement is a major milestone, with 250 magazines MagCast has built a large magazine network that continues to grow at a rapid pace. This illustrates that MagCast is a go-to publishing platform for the self-publishing magazine market. Anyone or entity with a niche idea or a market that is interested in creating, distributing and monetizing a magazine can now look to MagCast and view 250 unique, real-world examples on how this is done.

30DC is also pleased to advise that Good Light! Magazine, (one of the initial magazines launched through the MagCast platform) a magazine about portrait photography for amateurs, has just published its third issue in Apple's Newsstand and the new issue has already exceeded 10,000 readers ( http://www.icanadianpress.com/new-photography-magazine-reaches-more-than-10-000-readers-through-ipad/). The magazine sells for $3.99 per issue or $2.99 for subscribers and is produced in Germany.

2012 was the year MagCast completed development, established its initial presence with a worldwide launch, and has now grown to 250 published magazines titles. In 2013, 30DC will focus on enhancing the MagCast platform with additional features that will increase current MagCast users' ability to obtain additional subscribers, distribute their content and ultimately increase their profits as well increase MagCast's appeal to potential new users.

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About 30DC,  Inc. (  HYPERLINK  http://www.30dcinc.com)30DC  provides  web-based tools for the monetization of digital content. The Company produces the following tools:

MagCast Publishing Platform - offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's marketplace for digital media, Newsstand as the customer interface, which provides electronic distribution and collects revenue:
HYPERLINK http://www.magcast.co

Market ProMax - allows anyone to sell digital  products  without any programming
knowledge  or   technical   expertise:   HYPERLINK   http://www.marketpromax.com
HYPERLINK "http://www.marketpromax.com"

The Challenge - a free module-based training program designed for individuals looking to learn about Internet marketing at their own pace. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members: HYPERLINK http://www.challenge.co

Immediate Edge - one of the longest running subscription-based Internet marketing programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online: HYPERLINK http://www.immediateedge.com

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc. Phone: 212-962-4400 Ext 83

E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com

Source: 30DC, Inc.